UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 7, 2012

TRANZYME, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5001 South Miami Boulevard, Suite 300 Durham, NC	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 474-0020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 7, 2012, Tranzyme, Inc., a Delaware corporation (“Tranzyme”), entered into a Sales Agreement (the “Sales Agreement”) with Cowen and Company, LLC (“Cowen”) to sell shares of the Company’s common stock, par value $0.00001 per share, with aggregate gross sales proceeds of up to $25,000,000, from time to time, through an “at the market” equity offering program under which Cowen will act as sales agent.  No sales will be made until our Registration Statement on Form S-3 (File No. 333-181215), filed with the Securities and Exchange Commission (the “SEC”) on May 7, 2012, is declared effective by the SEC.

Sales of Tranzyme’s common stock through Cowen, if any, will be made on The NASDAQ Global Market, on any other existing trading market for the common stock or to or through a market maker. In addition, with Tranzyme’s prior written approval, Cowen may also sell the common stock in privately negotiated transactions. Subject to the terms and conditions of the Sales Agreement, Cowen will use commercially reasonable efforts to sell Tranzyme’s common stock from time to time, based upon Tranzyme’s instructions (including any price, time or size limits or other customary parameters or conditions Tranzyme may impose). Tranzyme will pay to Cowen in cash, upon the sale of common stock pursuant to the Sales Agreement, an amount equal to 3.0% of the gross proceeds from the sale of the shares of common stock. Tranzyme has also provided Cowen with customary indemnification rights.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is incorporated herein by reference to Exhibit 1.2 to Tranzyme’s Form S-3 filed May 7, 2012 (File No. 333-181215).

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1

Sales Agreement, dated May 7, 2012, by and between Tranzyme, Inc. and Cowen and Company (incorporated herein by reference to Exhibit 1.2 to Tranzyme’s Registration Statement on Form S-3 filed May 7, 2012 (File No. 333-181215)).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date May 7, 2012	Tranzyme, Inc.

	By:	/s/Vipin K. Garg, Ph.D.
Vipin K. Garg, Ph.D.
President and Chief Executive Officer